Exhibit 10.8(c)

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (the “Agreement”) is entered into by and between Ronald Morrison (“Employee”) and Impac Mortgage Holdings, Inc. and its affiliates, divisions and subsidiaries (the “Company” or “Employer”), jointly referred to herein as “Party or Parties,” effective as of the eighth (8th) day following the date on which Employee signs this Agreement if not revoked in accordance with Section 6(d) below (the “Effective Date”).  The purpose of this Agreement is to provide separation pay to ease Employee’s transition from the Company and to settle and resolve any and all disputes and controversies of any nature existing between Employee and the Company, including, but not limited to, any claims arising out of Employee’s employment with, and separation from, the Company.

1. Separation of Employment.

(a) Separation.  Employee’s last day of employment with the Company shall be the last date Employee is employed by Employer which is anticipated to be January 14, 2019 (the “Separation Date”).  Effective as of the Separation Date, Employee’s employment with the Company and all of its affiliates shall terminate and Employee shall cease to be an employee of all of the foregoing.  Employee shall remain employed by the Company, as an employee at will, through the Separation Date, on the same terms and conditions in effect as of the date hereof, provided, however, that Employee acknowledges and agrees that he shall not be eligible to receive a bonus with respect to any portion of the Company’s 2018 fiscal year.  Employee agrees that, prior to the Separation Date, Employee shall not engage in any other employment, occupation, consulting or other business activity.

(b) Return of Company Property.  Employee represents and warrants that he shall, prior to the Separation Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices,  access or credit cards, Company identification, and all other property belonging to the Company in Employee’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Employee’s possession relating to any Confidential Information (as defined below), including without limitation, internal business forms and manuals, correspondence, notes and computer programs, and that Employee shall not make or retain any copy or extract of any of the foregoing; provided,  however, that Employee may retain Employee’s telephone and address book and copies of Employee’s own personnel, payroll and benefit documents.

2. Accrued Obligations.  Upon the later of January 14, 2019 or the Separation Date, the Company will pay to Employee (i) all accrued salary and all accrued, unused paid time off through the Separation Date, and (ii) any unreimbursed business expenses incurred by Employee, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”).

3. Separation Benefits.  Subject to Section 4 below, in consideration of, and subject to and conditioned upon (i) Employee’s timely execution and non-revocation of this Agreement, (ii) Employee’s continued employment through the Separation Date (iii) Employee’s continued compliance with the terms and conditions of Sections 6-10 and 13 of this Agreement and (iv) on or within one (1) day following the latter of the Separation Date or the last date Employee has to revoke this agreement, the Company will pay or provide Employee the following separation benefits:

(a) A severance payment equal to $300,000 (the “Salary Severance”) less any applicable required tax and related withholdings as required by law. The Company shall pay the Salary

Exhibit 10.8(c)

Severance in one payment of $150,000 on the first day after the revocation period set forth in Paragraph 6(d)(vi) expires, 2019 and a second payment of $150,000 on the earlier of February 15, 2019 or the date Employee executes and returns the insurance documents called for in Paragraph 3(d) to Employer to effectuate any necessary transfers of beneficiaries or trustees relating to the Life Insurance Policy referenced in section 3(d) below.  The obligation to make these payments survives Employee’s death.

(b) Employee shall forfeit all equity awards, including but not limited to stock option awards, outstanding as of the Separation Date to the extent such awards are unvested as of such date, and such unvested portion of such awards will terminate on the Separation Date.  Each Company stock option granted to Employee prior the Separation Date that remains outstanding, vested and unexercised as of the Separation Date (each, an “Option”), a schedule of which is attached hereto as Exhibit A, shall remain outstanding and exercisable until (and through) the earlier of December 31, 2019 and the stated expiration date contained in the applicable option agreement;

(c) During the period commencing on the Separation Date and ending on the earlier of December 31, 2019 or the date on which Employee becomes eligible for a substantially similar coverage under a subsequent employer’s group health plan (in either case, the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall provide to Employee and Employee’s dependents, at the Company’s sole expense, coverage substantially similar to the plan elected by Employee prior to the Separation Date under its group health plan at the same or reasonably equivalent levels in effect on the Separation Date; provided,  however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover Employee or Employee’s dependents under its group health plans, or (z) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Employee in substantially equal monthly installments over the remaining portion of the COBRA Period; and

(d) Life Insurance Policy.  The parties acknowledge and agree that the Company previously established the Morrison Legacy Trust, the assets of which include a life insurance policy with Allianz Life Insurance Company, policy number 60049113 (the “Life Insurance Policy”) purchased with a loan from Enterprise Bank & Trust (the “Loan”) and further secured by a letter of credit provided by Wells Fargo Bank secured with Company collateral (the “Letter of Credit”).   The Employee agrees that, to the extent not already completed, that Employee will substitute the trustee of the Morrison Legacy Trust with the Company (or individual or entity designated by the Company) on or before February 15, 2019 or within 10 days after such documentation is provided to Employee.   The Employee further agrees that, to the extent not already completed, the Employee will assist the Company with removing any beneficiaries in connection with the Morrison Legacy Trust or Life Insurance Policy that are the Employee or related to the Employee and changing the beneficiary to the Company (or individual or entity designated by the Company) on or before February 15, 2019 or within 15 days of the date such documents are provided to Employee by Employer, whichever is sooner.

4. Withholdings and Other Deductions.  All compensation payable to Employee hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

5. Warranty. Employee acknowledges that all payments and benefits under Section 3 of this Agreement constitute additional compensation to which Employee would not be entitled except for

Exhibit 10.8(c)

Employee’s decision to sign this Agreement and to abide by the terms of this Agreement.  Employee acknowledges that, upon receipt of the Accrued Obligations, Employee has received all monies and other benefits due to Employee as a result of his employment with and separation from the Company.  Employee further represents that to the best of Employee’s knowledge he has not sustained a work-related injury or illness which he has not previously reported to the Company.

6. Release of Known and Unknown Claims.

(a) General Release.  In exchange for this Release and the consideration set forth in this Agreement (including the payment to Employee of the payments and benefits set forth in Section 3 hereof), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee and Employer (also hereinafter referred to as the “Releasors”) agrees unconditionally and forever to release and discharge the other Party  and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (also hereinafter the “Releasees”) agree unconditionally and forever to Release and Discharge one another from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which they may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that either Party now has or may hereafter have against the other by reason of any and all acts, omissions, events or facts occurring or existing prior to each Party’s execution of this Agreement. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect.

(b) Claims Not Released.  This release shall not apply to: the Company’s obligations to provide the separation benefits under Section 3 of this Agreement; Employee’s obligation to execute any documents necessary to carry out the terms of Section 3(d); Employee’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”)

Exhibit 10.8(c)

claims of discrimination (provided,  however, that Employee releases his right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his capacity as an equityholder of the Company; or any other rights that may not be waived by an employee under applicable law.

(c) Unknown Claims. Each Party acknowledges that they have been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Party, being aware of said Code section, hereby expressly waives any rights they may have thereunder, as well as under any other statutes or common law principles of similar effect.

(d) Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(i)

Employee has read this Agreement and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Section 6.

(ii)

Employee understands that, by entering into this Agreement, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.

(iii)

Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(iv)	The Company advises Employee to consult with an attorney prior to executing this Agreement.

(v)

Employee has twenty-one calendar (21) days to review and decide whether or not to sign this Agreement.  If Employee signs this Agreement prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Agreement, to consult with counsel and that Employee does not desire additional time and hereby waives

Exhibit 10.8(c)

the remainder of the twenty-one (21) day period. In the event of any changes to this Agreement, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(vi)

Employee has seven calendar (7) days after signing this Agreement to revoke this Agreement and this Agreement will become effective upon the expiration of that revocation period.  If Employee revokes this Agreement during such seven (7)-day period, this Agreement will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.

If Employee wishes to revoke this Agreement, Employee shall deliver written notice stating his intent to revoke this Agreement to Natasha Gilmore, AVP Human Resources, 19500 Jamboree Road, Irvine, CA 92612, on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Agreement.

(e) Representations.  Each Party represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Each Party agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity.  Each Party agrees that if they hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then they agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

(f) No Actions.  Each Party represents and warrants to the other Party that they have no pending actions, Claims or charges of any kind.  Each Party agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then that Party will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided,  however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

(g) No Admission.  Both Parties hereto understand and agree that neither the payment of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

7. Protection of Confidential Information. Employee acknowledges that during his employment with the Company, Employee had access to, received and had been entrusted with Confidential

Exhibit 10.8(c)

Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for Employee’s engagement by the Company, Employee would not otherwise have access to such Confidential Information.  Employee recognizes that all such Confidential Information is the property of the Company.  Subject to Section 10, during and at all times after employment with the Company, Employee shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except in the proper course and scope of Employee’s duties or with the prior written consent of the Company.  Employee shall use his best efforts to prevent publication or disclosure of any Confidential Information and shall not, directly or indirectly, intentionally cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Employee’s personal gain or benefit outside the scope of Employee’s engagement by the Company.

(a) Definition of “Confidential Information”.  The term “Confidential Information”, as used herein, means all information or material (i) which gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (ii) the disclosure of which could be detrimental to the interests of the Company and/or its affiliates, (iii) which is owned by the Company and/or its affiliates, in which the Company and/or its affiliates has an interest, or which is valuable or unique, (iv) which is developed or used by the Company or any of its affiliates and which relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates, or (v) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Employee to be confidential and proprietary to the Company.  Confidential Information may include, but is not limited to, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Employee in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form.  Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.  Notwithstanding the foregoing, Confidential Information shall not include any information which is (w) known by Employee as a result of Employee’s extensive experience in the Company’s industry generally and not specific to the Company, (x) known to the public or becomes known to the public through no fault of Employee, (y) received by Employee on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) in Employee’s possession prior to receipt from the Company or its affiliates, as evidenced by Employee’s written records.

8. Non-disparagement.  Subject to Section 10, Each Party hereto agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the other Party or any of its affiliates, or that are otherwise disparaging of any of the Company’s, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards.  In responding to inquiries about Employee from prospective employers, the Company’s Human Resources Department will confirm only Employee’s dates of employment, title, and rate of pay.  In the event that Employee must contact the Company following the Separation Date, and concerning his Separation, he agrees that he shall contact the Company only through the Company’s CEO, the Company’s HR Department, Nima Vahdat or the then current Chief Compliance Officer and Associate General Counsel

Exhibit 10.8(c)

of the Company. However, to the extent either party is subpoenaed or required to testify under oath the Party may testify truthfully which shall not violate this provision.

9. Exceptions.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency.  Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

10. Ongoing Cooperation.  Subject to Section 9, Employee agrees that for a period of one (1) year after the Separation Date Employee,  will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Employee’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee.  Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  Failure to materially comply with the above reasonable requests will be considered a material breach of this Agreement.  In requesting such services, the Company will consider other commitments that Employee may have at the time of the request.  After the Separation Date Employee shall be compensated for any such time spent in any of such duties at the rate of $500 per hour.    He shall

Exhibit 10.8(c)

be paid within 30 days of submitting a written invoice.  Employer agrees that Employee would only be asked to provide information or guidance and any such information or guidance would not be considered legal advice by Employer.  If Employer construes such information as legal advice then they agree not to hold Employee responsible or liable for such information.

11. Arbitration.

(a) Employee and the Company agree that any dispute, controversy or claim, however significant, arising out of or in any way relating to Employee’s employment with or termination of employment from the Company, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Agreement (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, shall be submitted to final and binding arbitration before a single neutral arbitrator in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Employee’s request, as the exclusive remedy for resolving any and all such disputes.

(b) The tribunal will consist of a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS) and the place of arbitration will be Irvine, California.  Each party shall be entitled to all types of remedies and relief otherwise available in court (subject to the limitations set forth herein).  The parties agree that any arbitration pursuant to this Agreement shall be brought on an individual, rather than class, collective, or representative basis, and waive the right to pursue any claim subject to arbitration on a class, collective, or representative basis.

(c) The parties to this Agreement hereby expressly and irrevocably submit themselves to the personal jurisdiction of the Superior Court of the State of California (the “Superior Court”) for the purpose of compelling arbitration pursuant to this Agreement and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award.

(d) To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Employee initiates a claim subject to arbitration, Employee shall pay any filing fee up to the amount that Employee would be required to pay if Employee initiated such claim in the Superior Court.  Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees.  The arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party where authorized by applicable law.

(e) WAIVER OF TRIAL BY JURY OR COURT.  EMPLOYEE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f) WAIVER OF OTHER RIGHTS. EMPLOYEE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE

Exhibit 10.8(c)

PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g) The parties acknowledge that they are entering into this arbitration provision voluntarily, and are represented by counsel.  If any part of this arbitration provision is deemed unenforceable, it is entirely severable from the rest and shall not effect or limit the validity or enforceability of the remainder of the provision, or the Agreement.

12. Code Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 13 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions.  In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b)Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Employee during the six (6)-month period following Employee’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Employee’s death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period (without interest).

(c)To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

Exhibit 10.8(c)

13. Confidentiality of Separation Agreement.  Employee has agreed that, except as may be required by law, neither Employee nor any member of Employee’s family, nor anyone employed by Employee or under Employee’s authority or control, shall disclose to any individual or entity the terms of this Agreement or the circumstances of Employee’s separation from the Company; provided,  however, that the foregoing shall not prohibit Employee from (i) disclosing the terms and conditions of this Agreement to Employee’s attorneys, tax advisors, accountants and/or immediate family members (collectively, “Employee’s Confidants”), on a need to know basis only, provided that Employee informs Employee’s Confidants of this Section 14 and they agree to keep any such disclosed information strictly confidential, or (ii) disclosing any information to the extent that such a prohibition violates the NLRA or other applicable law.  In the event any such disclosure is made in violation of this Section 14, any outstanding obligations of the Company hereunder shall immediately terminate, and any payments previously made by the Company hereunder shall be returned to the Company.  Employee understands and agrees that this Section 14 is a material provision of this Agreement and that any breach of this Section 14 by Employee or Employee’s Confidants shall be a material breach of this Agreement.

14. Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

15. Waiver.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

16. Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

17. Severability.  If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

18. Assignment.  This Agreement is personal to Employee and shall not be assignable by Employee.  The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  This Agreement shall insure to the benefit of, and be binding on, the Company and its successors and assigns.

19. Ambiguities.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

20. Entire Agreement/Integration.  This Agreement, together with the award agreements evidencing the Options (as amended by this Agreement) and the Release, constitute the entire agreement between Employee and the Company concerning the subject matter hereof.  No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.  No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.

21. Consultation with Counsel. Employee acknowledges (i) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that

Exhibit 10.8(c)

Employee is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.  Without limiting the generality of the foregoing, Employee acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

22. Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Employee:

At Employee’s last known address evidenced on the Company’s payroll records.

If to the Company:

Impac Mortgage Holdings, Inc.

19500 Jamboree Blvd.

Irvine, California 92612

Attention: Natasha Gilmore

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address.  In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter.  Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  EMPLOYEE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.

If the above accurately reflects Employee’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to Natasha Gilmore within twenty-one (21) days after your receipt of this Agreement.

Dated:	January 14, 2019	/S/ Ronald Morrison
Ronald Morrison

Dated:	January 14, 2019	/S/ Nima J. Vahdat
		Name:	Nima J. Vahdat
Human Resources

Exhibit 10.8(c)

EXHIBIT A

Outstanding, Vested and Unexercised Options

Grant Date	Grant Price	Shares Vested and Exercisable
August 30, 2017	$13.72	[8,000]
July 19, 2016	$17.40	[16,000]
July 21, 2015	$20.50	[25,700]
July 22, 2014	$5.39	[29,000]
July 23, 2013	$10.65	[20,000]
November 27, 2012	$13.81	[24,000]
December 3, 2010	$2.73	[10,000]